                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                   Date of Event Reported:  November 9, 1999


                        MIDCOAST ENERGY RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


              Texas                                    0-8898                                 76-0378638
-----------------------------------      -----------------------------------      -----------------------------------
   (State or Other Jurisdiction                (Commission File Number)                    (I.R.S. Employer
 of Incorporation or Organization)                                                       Identification No.)


1100 Louisiana Street, 29th Floor, Houston, Texas                 77002
--------------------------------------------------        --------------------
    (Address of Principal Executive Offices)                   (Zip Code)



       Registrant's telephone number, including area code: (713) 650-8900

                        MIDCOAST ENERGY RESOURCES, INC.


Item 7.  Financial Statements & Exhibit

Financial Statements

                                                                                 Page No.
                                                                                ----------
  Kansas Pipeline Company

     Report of Independent Auditors                                                  3

     Combined Balance Sheets as of September 30, 1999 (Unaudited),
     December 31, 1998 and December 31, 1997                                         4

     Combined Statements of Income for the nine months ended
     September 30, 1999 (Unaudited) and 1998 (Unaudited),
     and for the years ended December 31, 1998, 1997 and 1996                        6

     Combined Statements of Capitalization for the nine months
     then ended September 30, 1999 (Unaudited) and for the
     years then ended December 31, 1998, 1997 and 1996                               7

     Combined Statements of Cash Flows for the nine months ended
     September 30, 1999 (Unaudited) and 1998 (Unaudited), and
     for the years ended December 31, 1998, 1997 and 1996                            8

     Notes to Combined Financial Statements                                          9

  Midcoast Energy Resources, Inc.

     Basis of Presentation of Unaudited Pro Forma Combined
     Financial Statements                                                           22

     Unaudited Pro Forma Combined Balance Sheet as of
     September 30, 1999                                                             23

     Unaudited Pro Forma Combined Statements of Operations
     for the nine months ended September 30, 1999 and for
     the year ended December 31, 1998                                               24

     Notes to Unaudited Pro Forma Combined Financial Statements                     26

                        Report of Independent Auditors

The Partners
Kansas Pipeline Company

We have audited the accompanying combined balance sheets as of December 31, 1998 and 1997, of the partnerships listed in Note 1, and the related combined statements of income, capitalization, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the partnerships listed in Note 1 at December 31, 1998 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                Ernst & Young LLP

Kansas City, Missouri
March 15, 1999

                            KANSAS PIPELINE COMPANY

                            COMBINED BALANCE SHEETS

                                                                                                        December 31,
                                                                                September 30,    -----------------------------
                                                                                     1999             1998            1997
                                                                               ---------------   -------------    ------------
                                                                                 (unaudited)
ASSETS
------
Utility plant:
   Gas plant in service                                                          $ 91,046,163     $ 89,859,271    $ 88,458,574
   Construction work-in-process                                                     1,381,596        1,409,450         423,042
                                                                                 ------------     ------------    ------------
                                                                                   92,427,759       91,268,721      88,881,616
   Less accumulated depreciation                                                  (29,789,426)     (27,531,853)    (24,661,725)
                                                                                 ------------     ------------    ------------
Total utility plant                                                                62,638,333       63,736,868      64,219,891

Other assets:
   Transaction costs, net of accumulated amortization of $3,936,671 in 1999,
     $3,565,178 in 1998, and $3,062,532 in 1997                                     4,945,833        5,322,818       5,825,464
   Certification costs, net of accumulated amortization of $388,861 in 1999,
     $360,913 in 1998, and $323,650 in 1997                                            82,746          110,694         147,957
   Filing costs, net of accumulated amortization of $1,930,939 in 1999,
     $1,794,733 in 1998, and $1,509,073 in 1997                                     2,089,512        1,068,523         844,441
   Regulatory assets, net of accumulated amortization of $1,307,388 in 1999,
     $763,018 in 1998, and $559,548 in 1997                                         5,667,347        6,242,271       6,379,674
   Other property, plant and equipment, net of accumulated depreciation of
     $90,579 in 1999, $85,550 in 1998, and $77,453 in 1997                            711,016          715,190          21,287
                                                                                 ------------     ------------    ------------
Total other assets                                                                 13,496,454       13,459,496      13,218,823

Current assets:
   Cash and restricted cash (NOTE 4)                                               14,164,563       13,808,145      12,411,969
   Accounts receivable:
     Customer, net of allowance of $0 in 1999, $794,533 in 1998 and $283,926
       in 1997                                                                      5,237,042        4,848,800       7,073,149
     Affiliates                                                                       559,418        1,577,220         118,695
     Other                                                                            561,301          691,176         393,471
   Other current assets                                                               477,069        1,966,966         598,005
                                                                                 ------------     ------------    ------------
Total current assets                                                               20,999,393       22,892,307      20,595,289
                                                                                 ------------     ------------    ------------
Total assets                                                                     $ 97,134,180     $100,088,671    $ 98,034,003
                                                                                 ============     ============    ============


  The accompanying notes are an integral part of these financial statements.

                            KANSAS PIPELINE COMPANY

                            COMBINED BALANCE SHEETS

                                                                                                        December 31,
                                                                                September 30,    -----------------------------
                                                                                     1999             1998            1997
                                                                               ---------------   -------------    ------------
                                                                                 (unaudited)
CAPITALIZATION & LIABILITIES
----------------------------
Capitalization:
   Partner's capital (NOTE 3)                                                    $ 19,634,783     $ 22,509,753    $ 13,036,392
   Long-term debt (NOTE 4)                                                         58,126,673       60,306,598      64,370,335
                                                                                 ------------     ------------    ------------
Total capitalization                                                               77,761,456       82,816,351      77,406,727

General partners' interest in Partnerships                                            156,809          148,689         133,116

Restricted pipeline royalties (NOTE 6)                                              3,090,011        2,741,482       2,276,501

Current liabilities:
   Accounts payable:
     Trade                                                                          2,569,568        2,714,880       5,620,798
     Affiliates                                                                        59,538           87,686         509,570
   Provision for refund (NOTE 1)                                                            -                -         451,620
   Accrued property taxes                                                           1,265,783          735,918         991,469
   Other accrued liabilities                                                        1,971,406          779,928         945,602
   Current maturities of long-term debt (NOTE 4)                                    4,259,609        4,063,737       3,698,600
   Revolving credit borrowings (NOTE 4)                                             6,000,000        6,000,000       6,000,000
                                                                                 ------------     ------------    ------------
Total current liabilities                                                          16,125,904       14,382,149      18,217,659
                                                                                 ------------     ------------    ------------
Total capitalization and liabilities                                             $ 97,134,180     $100,088,671    $ 98,034,003
                                                                                 ============     ============    ============

  The accompanying notes are an integral part of these financial statements.

                            KANSAS PIPELINE COMPANY

                         COMBINED STATEMENTS OF INCOME



                                           Nine months ended                                    Years ended
                                             September 30,                                      December 31,
                                 -----------------------------------         -------------------------------------------------
                                      1999                  1998                 1998               1997              1996
                                 --------------         ------------         -----------        ------------     -------------
                                  (unaudited)
Operating revenues (NOTE 6):
   Natural gas sales               $ 8,946,678          $22,926,539          $26,939,011       $ 80,438,246      $ 95,921,552
   Transmission                     23,097,244           18,862,933           27,207,461         11,722,388         4,863,050
                                   -----------          -----------          -----------       ------------      ------------
Total operating revenues            32,043,922           41,789,472           54,146,472         92,160,634       100,784,602

Operating expenses (NOTE 6):
   Natural gas purchases and
    transmission costs               8,618,240           19,759,800           22,174,004         61,811,026        74,096,896
   Other operating and
    maintenance expenses            10,927,193            8,248,160           10,814,709         13,225,799        13,822,259
   Taxes other than income
    taxes                            1,109,875            1,343,058            1,478,470          1,989,372         2,290,325
   Depreciation                      1,597,774            1,664,865            2,225,136          2,152,595         2,117,280
   Amortization                      1,925,099            1,443,537            2,018,343          2,709,674         2,110,227
                                   -----------          -----------          -----------       ------------      ------------
Total operating expenses            24,178,181           32,459,420           38,710,662         81,888,466        94,436,987
                                   -----------          -----------          -----------       ------------      ------------

Operating income                     7,865,741            9,330,052           15,435,810         10,272,168         6,347,615

Other income (expense):
   Interest income                     642,097              706,718              942,417          1,525,455           645,415
   Interest expense                 (4,941,082)          (5,244,933)          (6,953,182)        (7,304,742)       (8,355,564)
   Gain on disposal of assets           26,094               63,389               64,984             10,420            14,084
   Adjustments required by
    regulatory orders (NOTE 2)               -                    -                    -         (9,182,135)       (2,594,984)
   Other (NOTE 10)                      23,751               (1,066)              (1,095)         3,316,804        29,624,054
                                   -----------          -----------          -----------       ------------      ------------
Total other income (expense)        (4,249,140)          (4,475,892)          (5,946,876)       (11,634,198)       19,333,005
                                   -----------          -----------          -----------       ------------      ------------
Income (loss) before general
 partner's interest                  3,616,601            4,854,160            9,488,934         (1,362,030)       25,680,620
General partner's interest
 in income of Partnerships              (8,120)              (9,382)             (15,573)            (4,422)          (19,399)
                                   -----------          -----------          -----------       ------------      ------------
Net income (loss)                  $ 3,608,481          $ 4,844,778          $ 9,473,361       $ (1,366,452)     $ 25,661,221
                                   ===========          ===========          ===========       ============      ============

  The accompanying notes are an integral part of these financial statements.

                            KANSAS PIPELINE COMPANY

                     COMBINED STATEMENTS OF CAPITALIZATION

                                                   Partners'       Long-Term
                                                    Capital          Debt            Total
                                                 ------------    -------------   -------------

Balance at December 31, 1995                     $  3,606,025    $ 81,435,205    $ 85,041,230
   Net income                                      25,661,221               -      25,661,221
   Net change in long-term debt                             -     (13,366,270)    (13,366,270)
                                                 ------------    ------------    ------------
Balance at December 31, 1996                       29,267,246      68,068,935      97,336,181
   Net income (loss)                               (1,366,452)              -      (1,366,452)
   Withdrawal by partner                          (14,864,402)              -     (14,864,402)
   Net change in long-term debt                             -      (3,698,600)     (3,698,600)
                                                 ------------    ------------    ------------
Balance at December 31, 1997                       13,036,392      64,370,335      77,406,727
   Net income                                       9,473,361               -       9,473,361
   Net change in long-term debt                             -      (4,063,737)     (4,063,737)
                                                 ------------    ------------    ------------
Balance at December 31, 1998                       22,509,753      60,306,598      82,816,351
   Net income (unaudited)                           3,608,481               -       3,608,481
   Withdrawal by partner (unaudited)               (6,483,451)              -      (6,483,451)
   Net change in long-term debt (unaudited)                 -      (2,179,925)     (2,179,925)
                                                 ------------    ------------    ------------
Balance at September 30, 1999 (unaudited)        $ 19,634,783    $ 58,126,673    $ 77,761,456
                                                 ============    ============    ============

  The accompanying notes are an integral part of these financial statements.

                            KANSAS PIPELINE COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                Nine months ended                                  Years ended
                                                  September 30,                                    December 31,
                                           -----------------------------        -------------------------------------------------
                                              1999              1998                 1998                1997             1996
                                           ------------      -----------        ------------        -------------     -----------
                                                    (unaudited)
OPERATING ACTIVITIES
Net income (loss)                          $ 3,608,481       $ 4,844,778         $ 9,473,361         $(1,366,452)     $ 25,661,221
Adjustments to reconcile net
 income (loss) to net cash
   provided by operating
    activities:
     Depreciation and
      amortization                           3,522,873         3,108,412           4,243,479            4,862,269        4,227,507
     Provision for doubtful
      accounts                                 359,006           261,558             510,607              245,733          (89,116)
     General partner's
      interest in income of
      Partnerships                               8,120             9,382              15,573                4,422           19,399
     Adjustments required by
      regulatory orders                              -                 -                   -            9,182,135        1,500,000
     Gain on disposal of
      assets (NOTE 10)                         (26,094)          (63,389)            (64,984)             (10,420)     (29,514,084)
     Restricted pipeline
      royalty payables                         348,529           322,938             464,981              421,798          381,409
     Changes in other assets
      and liabilities:
       Accounts receivable:
         Customer and other                   (617,373)        3,137,590           1,416,037           11,493,051       (8,081,894)
         Affiliates                          1,017,802                 -          (1,458,525)             (91,279)         (12,914)
       Accounts payable:
         Trade                                (145,311)       (2,500,027)         (2,905,918)         (10,962,415)       8,367,137
         Affiliates                            (28,148)         (432,749)           (421,884)            (120,612)         427,112
       Provision for refund                          -          (451,620)           (451,620)          (6,095,128)       4,622,557
       Accrued property taxes                  529,865           351,291            (255,551)             (57,903)         (60,810)
       Other current assets
        and liabilities, net                 2,587,910         1,000,991          (1,609,399)          (4,828,955)       2,214,818
                                           -----------       -----------         -----------         ------------      -----------
Net cash provided by
 operating activities                       11,165,660         9,589,155           8,956,157            2,676,244        9,662,342

INVESTING ACTIVITIES
Additions to utility plant                  (1,244,853)       (2,094,646)         (2,675,149)          (5,285,936)      (7,962,733)
Payments of filing costs                    (1,126,640)         (110,707)           (509,742)            (226,162)        (267,207)
Additions to regulatory
 assets                                              -           (63,380)            (66,067)            (266,685)        (387,972)
Additions to other property,
 plant and equipment                              (855)         (702,000)           (702,000)              (3,483)          (1,954)
Proceeds from sale of assets
 (NOTE 10)                                      30,610            81,546              91,577               15,161       36,344,832
                                           -----------       -----------         -----------         ------------      -----------
Net cash provided by (used
 in) investing activities                   (2,341,738)       (2,889,187)         (3,861,381)          (5,767,105)      27,724,966

FINANCING ACTIVITIES
Increase in revolving credit
 facilities                                          -                 -                   -            6,000,000                -
Payments on long-term debt                  (1,984,053)       (1,805,781)         (3,698,600)         (13,366,270)      (3,492,693)
Withdrawals by partners                     (6,483,451)                -                   -          (14,864,402)               -
                                           -----------       -----------         -----------         ------------      -----------
Net cash used in financing
 activities                                 (8,467,504)       (1,805,781)         (3,698,600)         (22,230,672)      (3,492,693)
                                           -----------       -----------         -----------         ------------      -----------
Net increase (decrease) in
 cash                                          356,418         4,894,187           1,396,176          (25,321,533)      33,894,615
Cash at beginning of period                 13,808,145        12,411,969          12,411,969           37,733,502        3,838,887
                                           -----------       -----------         -----------         ------------      -----------
Cash at end of period                      $14,164,563       $17,306,156         $13,808,145         $ 12,411,969      $37,733,502
                                           ===========       ===========         ===========         ============      ===========

  The accompanying notes are an integral part of these financial statements.

                            KANSAS PIPELINE COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

           NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
                                      AND
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 WITH REPORT OF INDEPENDENT AUDITORS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, SIGNIFICANT TRANSACTIONS AND BASIS OF PRESENTATION

In November 1999, Midcoast Energy Resources, Inc. (MRS), a public company primarily engaged in transportation, gathering, processing and marketing of natural gas and other petroleum products, acquired the partnership interests in the predecessor Kansas Pipeline Company (KPC1), Riverside Pipeline Company, LP (RPCLP), Mid-Kansas Partnership (MKP) and MarGasCo Partnership (MarGasCo). Under the terms of the agreement, MRS paid cash consideration which included repayment of existing senior secured notes and other indebtedness and a prepayment penalty in connection with the early retirement of debt. The businesses acquired by MRS are hereinafter referred to as the new Kansas Pipeline Company (KPC). The accompanying KPC combined financial statements include the accounts of KPC1, MKP, RPCLP and MarGasCo and the expenses, debt and corresponding debt assets and liabilities relating to the acquired businesses allocated from their former parent, Syenergy Pipeline Company, L.P. (Syenergy).

Syenergy was formed as a limited partnership which holds ownership interests in the following partnerships: RPCLP, KPC1, (formerly known as Riverside Pipeline Partnership), MKP and MarGasCo , collectively referred to as the Partnerships. Syenergy is wholly owned by Bishop Pipeline Company (Bishop) and a subsidiary of Bishop.

The Partnerships own and operate interstate natural gas pipelines in the states of Oklahoma, Kansas and Missouri and acquire natural gas from independent producers for resale.

Syenergy and Bishop own a 99.9% and a 0.1% general partnership interest in the Partnerships, respectively.

In 1998, pursuant to a Federal Energy Regulatory Commission (FERC) order, Syenergy completed a restructuring which resulted in combining into KPC1 the former businesses of KansOk Partnership (KOP), Kansas Pipeline Partnership
(KPP), Riverside Pipeline Partnership (RPP) and Riverside Pipeline Company, L.P. (RPCLP). In addition, on December 31, 1998, Kansas Pipeline Operating Company
(KPOC) was also merged into KPC1. These restructurings have been accounted for as a combination of entities under common control in a manner similar to a pooling-of-interests with the assets and liabilities recorded at historical costs.

KPC1 and certain major customers have contracts permitting KPC1 to charge the maximum rate authorized by the applicable regulatory agency for transportation of gas through KPC1's pipelines. Additionally, effective May 11, 1998, the price of natural gas transportation services to certain major customers of KPC1 became regulated by the FERC. As KPC1's transmission rates and operations are regulated, KPC1 is subject to the requirements of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." This accounting requires that certain costs and revenues be recorded in a manner to reflect the economic effects of rate regulation.

All significant interpartnership balances and transactions have been eliminated.

UNAUDITED INTERIM INFORMATION

The accompanying unaudited combined financial information has been prepared by KPC in accordance with generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. The unaudited information furnished reflects all adjustments, all of which were of a normal recurring nature, which are, in the opinion of KPC, necessary for a fair presentation of the results for the interim periods presented. Operating results for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

REVENUE RECOGNITION

The Partnerships recognize revenues from the transportation and sale of natural gas as services are rendered or as product is delivered to customers.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. During 1998, a $923,030 trade liability was written off into income, due to a change in facts, which did not exist at December 31, 1997.

RECLASSIFICATION

Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the presentation of amounts in the 1998 financial statements. These reclassifications had no effect on results of operations in either year.

UTILITY PLANT

Utility plant is stated at cost. For constructed assets, these costs include contracted services, materials and indirect charges for engineering, supervision and general and administrative costs. Utility plant includes allowance for funds used during construction (AFUDC). No AFUDC was capitalized for the nine months ended September 30, 1999 or 1998. For the years ended 1998, 1997, and 1996, the amount of AFUDC capitalized was $0, $225,052, and $0, respectively. Depreciation is provided on the straight-line method over the useful lives of the assets ranging from three to 43 years.

Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for renewals and betterments which materially extend the useful lives of assets or increase their productivity are capitalized.

TRANSACTION COSTS

Transaction costs include loan fees and legal expenses associated with the formation of Syenergy and the Partnerships and replacement of a term note with the Senior Secured Notes in 1992. The transaction costs are being amortized on a straight-line method over 16 to 18 years.

CERTIFICATION COSTS

Certification costs include costs incurred by the Partnerships in connection with the filing of applications for orders and certificates authorizing the transportation, purchase and resale of natural gas. Such costs are being amortized on a straight-line basis over 10 years.

FILING COSTS

Filing costs include costs incurred by the Partnerships in connection with the filing of applications for orders for changes in existing rates and/or rate design. Costs of $2,361,786, $2,353,513 and $2,235,336 are being amortized on a straight-line basis over three to five years as of September 30, 1999 and December 31, 1998 and 1997, respectively. Additional costs of $1,658,665, $509,743 and $118,178 as of September 30, 1999 and December 31, 1998 and 1997,
respectively, were to be amortized over the period(s) stated in final rate case orders to be issued by the governing regulatory agency in future periods.

REGULATORY ASSETS

Regulatory assets include certain prior year costs that were approved for future rate recovery in commission orders received from the Kansas Corporation Commission (KCC) during 1995. The rate order provided that $11.4 million of certain prior year costs (Market Entry costs) would be recovered from future rates and, accordingly, should be amortized on a straight-line basis over 30 years. The unamortized balance of this regulatory asset was written off in 1997 (see Note 2). The rate orders specified that $6.1 million of costs classified as accounts receivable at December 31, 1994 would be recovered from future rates and such amount was reclassified as regulatory assets and is being amortized on a straight-line basis over 30 years. The remaining net regulatory asset balances primarily relate to costs incurred to obtain approval from the KCC for certain contracts entered into by KPP. These costs are being amortized on a straight-line basis over 5 years beginning in 1999.

NATURAL GAS FUTURES CONTRACTS

MarGasCo utilizes natural gas futures contracts to hedge its financial exposure, pursuant to fixed-price sales commitments, resulting from fluctuations in the price of natural gas. Gains and losses are recognized concurrent with the recognition of the economic impact of the underlying exposures using the deferral method of accounting. Under the deferral method, gains and losses resulting from changes in value of hedge contracts are deferred in other liabilities and assets and recognized as a component of the cost of natural gas purchases when the anticipated purchase occurs.

INCOME TAXES

The accompanying financial statements do not include a provision for income tax. Since the predecessor entities which comprise KPC are not subject to tax, the partners include their proportionate share of taxable income or loss in their income tax returns.

CASH

For the purpose of the statements of cash flows, KPC considers cash to include currency on hand (including restricted cash) and demand deposits with banks or other financial institutions.

NATURAL GAS SALES

Prior to FERC regulation, certain Partnerships recorded natural gas sales to major customers under long-term contracts based on an estimated average price for natural gas purchases throughout the term of the contract period. Differences between authorized prices based on the actual cost of natural gas and the estimated average price charged are settled either contractually or through regulatorily authorized Purchased Gas Adjustments.

PROVISION FOR REFUND

Provision for refund at December 31, 1996 included an estimate for possible refund of amounts previously collected from customers relating to KOP's pending rate case (see Regulatory Asset above) before the FERC in which KOP was seeking increased rates and deferred revenues of $3.6 million related to the KPP rate proceeding described in Note 9. In 1997, a portion of this provision was refunded pursuant to the Global Settlement. As of December 31, 1997, the provision for refund balance represents an estimate of additional amounts previously collected by KOP which is expected to be refunded to its customers. The amount of provision for refund at December 31, 1997 was paid to customers in 1998.

2. REGULATORY ADJUSTMENTS

In July 1997, KPP entered into a Global Settlement with Western Resources, Inc. and the KCC regarding a number of issues under review before the KCC, the FERC, the Kansas Court of Appeals and the Missouri Public Service Commission (MPSC). The Global Settlement, entered into while under the jurisdiction of the KCC, established transportation rates for Western Resources, Inc., recognized the elimination of Market Entry costs from current rates, authorized the recovery of certain transition and contract reformation costs, and provided for the unbundling and transfer of supply functions to Western Resources, Inc. This settlement arose from proceedings initiated by the KCC in a review of KPP's services to Western Resources, Inc. during a period when KPP was under the jurisdiction of the KCC. As a result of the Global Settlement, the remaining unamortized Market Entry costs of $9.2 million were written off in 1997. The adjustment to reflect the write-off of these costs is reflected in the 1997 combined statement of income as an adjustment required by regulatory orders.

On June 11, 1996, RPCLP and MKP entered into a Stipulation and Agreement with the MPSC regarding gas sold to Missouri customers for the period from July 1, 1992 through June 30, 1996. Under the Stipulation and Agreement, MKP paid $1,350,000 in 1996 and an additional $1,500,000 in 1997 to Missouri Gas Energy
(MGE). The refund, which has been determined by the Partnerships and its affiliates to relate to overearnings of KOP, is being paid by MKP to MGE and reimbursed by and charged to KOP. The portion of the refund related to prior years, $2,594,984, is reflected in the 1996 combined statement of income as an adjustment required by regulatory orders.

3. PARTNERS' CAPITAL

In connection with the formation of Syenergy, significant debt was obtained to finance the purchase of the Partners' interests. As the historical cost basis of certain assets acquired was not revalued, the transactions to effect the formation of Syenergy resulted in an initial partners' deficit of $10,100,695.

Upon formation of Syenergy, Bishop, as the sole general partner, and Bishop Gas Transmission Company, Chase Manhattan Capital Corporation and EON-Syenergy DRII Company, as the limited partners, had sharing percentages and ownership interests of 55.625%, 10.8477%, 30.2949% and 3.2324%, respectively.

In 1997, Bishop Pipeline Company purchased the limited partnership interests in Syenergy previously owned by Chase Manhattan Capital Corporation and EON-Syenergy DRII Company. As a result, Bishop Pipeline Company had a sharing percentage of 55.625% related to its general partnership interest and 33.5273% related to its limited partnership interests as of December 31, 1998 and 1997.

The Syenergy Partnership Agreement (the Partnership Agreement) required that the capital accounts for each partner be maintained in accordance with tax regulations.

Income, loss and distributions were to be allocated in accordance with the sharing percentages of the partners with the exception of certain Syenergy transaction costs for which the amortization was allocated solely to the limited partners. In addition, the Partnership Agreement provided that no limited partner could be allocated losses for any year to the extent that such allocation would create or increase the deficit in the limited partner's tax basis capital account. Because the tax basis capital accounts of limited partners at the date of partnership formation exceeded those determined in accordance with GAAP by approximately $18 million, income, loss and distributions for financial reporting purposes were allocated based on sharing percentages unless the capital deficit of the limited partners for financial reporting purposes exceeded approximately $18 million.

As discussed in Note 1, in November 1999, MRS purchased the partnership interests in KPC1, MKP and MarGasCo and in conjunction with this transaction the senior secured notes and other indebtedness were retired.

4. BORROWINGS

LONG-TERM DEBT

Long-term debt consists of the following:

                                          SEPTEMBER 30,       DECEMBER 31,        DECEMBER 31,
                                              1999                1998                1997
                                     ----------------------------------------------------------
Senior Secured Notes                         $62,386,282         $64,370,335        $68,068,935
Less current portion                          (4,259,609)         (4,063,737)        (3,698,600)
                                     ----------------------------------------------------------
                                             $58,126,673         $60,306,598        $64,370,335
                                     ==========================================================

The 9.64% Senior Secured Notes were issued on June 22, 1992. Principal and interest on the Senior Secured Notes is due semiannually on each June 30 and December 30 until the principal is paid in full. The Senior Secured Notes mature on December 30, 2008. These borrowings are collateralized by substantially all the assets of Syenergy and the Partnerships. The Senior Secured Notes contain various restrictive covenants which include requirements for the maintenance of specific financial ratios and certain other provisions limiting the incurrence of additional debt, payment of distributions and capital expenditures. Syenergy is required to maintain specified cash reserves in order to permit the payment of distributions. The specified cash reserve balance was $10,000,000 as of September 30, 1999 and as of December 31, 1998 and 1997, respectively.

As of December 31, 1998, long-term debt maturities during each of the next five years were as follows:

        YEAR                            AMOUNT
---------------------                ---------
1999                                  $4,063,737
2000                                   4,464,923
2001                                   4,905,715
2002                                   5,390,023
2003                                   5,922,143

REVOLVING CREDIT BORROWINGS

In 1997 and 1996, Syenergy and MarGasCo had available credit facilities from a primary lending bank totaling $7,500,000 and $15,000,000 for the issuance of letters of credit, respectively. During 1998, management reevaluated its credit needs and chose to reduce the MarGasCo credit facility to $7,500,000 from $15,000,000. Another reevaluation of credit needs was conducted in 1999. As a result, the Syenergy credit facility was increased from $7,500,000 to $10,000,000 while the MarGasCo credit facility was reduced from $7,500,000 to $5,000,000. These facilities require payment of a commitment fee at an annual rate of 1/2% of the unused portion and 1.6% of the amount of letters of credit outstanding. As of September 30, 1999, these facilities were set to expire on December 31, 2001. The Syenergy credit facility allows Syenergy to choose between various interest rate options. At September 30, 1999, the interest rate options available were (i) the base rate, as defined, plus a borrowing margin of 1% or (ii) the Eurodollar rate plus a borrowing margin of 2%. The amount drawn against the Syenergy credit facility at September 30, 1999 and December 31, 1998 and 1997 was $6,000,000. Letters of credit totaling $1,350,000, $480,000 and
$1,638,000 were issued against the available balance of the MarGasCo credit facility at September 30, 1999 and December 31, 1998 and 1997, respectively. These letters of credit were issued to support obligations under gas purchase contracts entered into by MarGasCo.

Syenergy paid $2,204,490 and $2,262,073 in interest relating to the 9.64% Senior Secured Notes and revolving credit facilities during the nine months ended September 30, 1999 and 1998, respectively. Syenergy paid $7,042,207, $7,236,117 and $8,157,174 in interest relating to the 9.64% Senior Secured Notes and revolving credit facilities during the years ended December 31, 1998, 1997 and 1996, respectively.

5. MAJOR CUSTOMERS

Operating revenues consist of sales of natural gas to industrial users, sales for resale and transportation revenues relating to customers in the states of Kansas, Missouri, Colorado and Oklahoma. Two customers have outstanding accounts receivable balances of $2,035,657 and $1,256,380 at September 30, 1999 and comprise approximately 44% and

27% of total operating revenues for the nine months ended September 30, 1999, respectively. These two customers had outstanding accounts receivable balances of $2,021,199 and $2,020,862 at December 31, 1998 and comprised approximately 35% and 41% of total 1998 operating revenues, respectively. (See also Note 6).

6. CONTRACT COMMITMENTS

REVENUE COMMITMENTS

The Partnerships had long-term sales contracts through October 2009 with two major customers in which the Partnerships had committed to make available for sale up to 105,666 Mcf of natural gas per day. However, the respective gas supply functions were assigned to those customers on August 1, 1997 and June 1, 1998, and as a result, the Partnerships (excluding MarGasCo) no longer purchase and resell natural gas. The elimination of these supply services has had no and is not expected to have any material impact on the Partnerships' gross margin.

The Partnerships have long-term transportation contracts through October 2009 with two major customers in which the Partnerships have committed to transport up to 149,457 Mcf of natural gas (which includes the 105,666 Mcf mentioned in the preceding paragraph) per day based on rates authorized by the FERC. Certain sales and transportation contracts totaling 62,568 MMBtus per day have been extended on a transportation-only basis through October 2014. In addition, transportation contracts totaling 13,757 MMBtus per day extend to March and September 2017.

PURCHASE COMMITMENTS

The Partnerships have an agreement (the Agreement) to lease capacity of 90,000 MMBtus per day in an Oklahoma intrastate pipeline system for the purpose of providing intrastate gas transportation services. Monthly rental payments are based on the actual volume of MMBtus transported through the leased pipeline, as defined, subject to minimum monthly payments. The minimum monthly payments are derived from minimum yearly lease obligations stipulated in the Agreement. Beginning November 1, 1998, the minimum yearly lease obligation for the subsequent 12-month period was $1,524,000. For the 12-month periods ended October 31, 1998 and 1997, the minimum yearly lease obligation was $1,320,000. The Agreement is effective until October 31, 2009. The Partnerships incurred expenses under the Agreement of $1,147,733 and $1,024,741 for the nine months ended September 30, 1999 and 1998, respectively. The Partnerships incurred expenses under the Agreement of $1,461,741, $1,748,893, and $2,237,526 for the years ended December 31, 1998, 1997, and 1996, respectively.

OTHER COMMITMENTS

Pursuant to a contractual agreement, Syenergy is obligated to pay a royalty to certain affiliated parties based on 1.5% of total transportation revenues plus the gross margin on gas sales. Accrued royalties of $3,090,011, $2,741,482 and $2,276,501 at
September 30, 1999 and December 31, 1998 and 1997, respectively, have been recorded. The timing of such royalty payments is restricted by the terms of a Syenergy credit agreement.

7. RETIREMENT PLAN

KPC1 has a retirement plan that qualifies as a 401(k) plan as defined by the Internal Revenue Code and covers all eligible pipeline employees. Employees may make voluntary contributions of pretax wages up to 22% of their annual salary as of December 31, 1998. KPC1 may match up to 50% of the first 6% of employee contributions. For the nine months ended September 30, 1999 and 1998, KPC1 incurred $50,258 and $42,438, respectively, of employer matching contribution expense. For the years ended December 31, 1998, 1997, and 1996, KPC1 incurred $56,212, $66,582, and $63,057, respectively, of employer matching contribution expense.

8. OPERATING LEASES

For the nine months ended September 30, 1999 and 1998, Syenergy paid $494,808 and $435,382, respectively, in rental expense for buildings and miscellaneous operating equipment. Syenergy paid $583,724, $442,440, and $388,052 in rental expense for buildings and miscellaneous operating equipment during 1998, 1997, and 1996, respectively.

Aggregate future minimum lease payments under noncancelable operating leases (excluding the Oklahoma intrastate pipeline system lease discussed in Note 6) at December 31, 1998 were as follows:

       YEAR                        AMOUNT
-------------------               ----------
1999                              $  530,633
2000                                 437,032
2001                                 106,367
2002                                  94,824
2003                                  92,412
Thereafter                         1,327,500

9. CONTINGENCIES

REGULATORY CONTINGENCIES

KPP received a regulatory order from the KCC in December 1996 requiring a write-off of certain deferred costs, a refund of revenues received as a result of the inclusion of these costs in the rate base and a refund of revenues received from direct bills related to these deferred costs. Upon appeal, the Kansas Court of Appeals granted a stay of the order in March 1997, which required, among other things, that the Partnerships deposit, under bond, the amount of $7.2 million related to amounts previously collected from customers for potential future refunds if ultimately required. As of December 31, 1996, the Parnerships had deferred costs of approximately $11.4 million that would be written off and deferred revenues of approximately $3.6 million that could be required to be refunded, if these items were ultimately disallowed.

Pursuant to the terms of a July 1997 Global Settlement, KPP refunded $7.7 million to one of its customers in September 1997, and KPP wrote off remaining unamortized Market Entry costs of $9.2 million. In addition, KPP received a payment of $7.5 million representing compensation for transition and contract reformation costs under the settlement agreement.

In October 1997, the FERC entered an Order which asserted its jurisdiction over KPC1, set final rates associated with KOP proceedings then pending, established initial rates for the jurisdictional pipeline entities, and required the unbundling and assignment of gas supply services. The Syenergy pipeline entities filed a motion for reconsideration in November 1997, based on rate, service, unbundling and other matters contained in the FERC Order. The FERC granted KOP's request in December 1997 and stayed all issues, except its findings with regard to KOP rates, which it made final at that time.

In February 1998, KPC1 filed a motion acceding to FERC jurisdiction and requesting interim relief. In April 1998, the FERC issued an Order which lifted its stay on the October 1997 Order, granted KPC1's motion acceding to FERC jurisdiction and requesting interim relief, and instructed KPC1 to file a Natural Gas Act Section 4 rate case within 16 months of the effective date of the FERC's assertion of jurisdiction. The Natural Gas Act Section 4 rate case was filed by KPC1 on August 27, 1999.

Also in 1998, the KCC issued an order dismissing consideration of the sale in prior years of contracts (see Note 10) to a third party.

As part of an annual Actual Cost Adjustment review by the MPSC of charges paid by one of the Partnerships' customers to its suppliers, the MPSC staff has recommended a disallowance of approximately $4.5 million paid by this customer to the Partnerships for gas supply between July 1996 and June 1997. Both the customer and the Partnerships vigorously oppose this recommendation on the grounds that a previous settlement with the MPSC precludes it from disallowing these charges. In addition, the Partnerships have filed motions to dismiss due to MPSC's lack of jurisdiction and failure to provide sufficient evidence. These motions are now under appeal, and the MPSC is precluded from taking further action until further court order. While management believes the MPSC staff recommendation is without merit and materially overstated, any potential disallowance, which would be charged to income when any resulting refund became probable, by the MPSC would be mitigated by an extension in the term of the customer contract as provided for in the contract.

The Partnerships cannot predict the outcome of the current pending or any future FERC, KCC, MPSC or any other regulatory actions (including the above mentioned proceedings) now or in the future. Future additional adjustments to the Partnerships' net assets to reflect the economic effects of future rate regulations are possible.

BILLING DISPUTES

As of September 30, 1999, the Partnerships have billing disputes with customers totaling approximately $870,000. As of December 31, 1998, the Partnerships had billing disputes with customers totaling approximately $1,430,000. Management believes they will collect all of the disputed receivables.

10. SALES OF CONTRACTS

On November 26, 1996, the Partnerships sold certain gas contracts providing for future gas deliveries to KN Interstate Gas Transmission Co. (KN) for $29,500,000 which resulted in a gain for the same amount. The sale was negotiated on a bundled basis by Syenergy. The proceeds were allocated to the Partnerships based on the net present value of estimated future cash flows related to the contracts sold and were included in other income. KN also agreed to reimburse KPOC and KPP for certain costs incurred to date related to the contracts.

11. AFFILIATED NONRECURRING REIMBURSEMENTS

In 1997, a consulting firm completed a review of the transfer pricing and cost allocation methodologies between Syenergy and Bishop which had commenced in the prior year. Of the $2.9 million of originally identified costs incurred by Bishop on behalf of Syenergy, the consulting firm concluded that $1.4 million of those costs should be allocated to Syenergy and reimbursed to Bishop of which $0.8 million was included in other operating and maintenance expense in 1997 and $0.6 million was recorded in 1996. An officer of Bishop owns an interest in the consulting firm. The above review was substantially complete prior to the officer joining Bishop.

In another matter, Bishop reimbursed the Partnerships in 1999 approximately $1,370,000 of legal costs related to litigation previously filed by Syenergy, Bishop and certain other affiliates.

12. FINANCIAL INSTRUMENTS AND FAIR VALUES

The Partnerships estimate the fair value of their financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values the Partnerships could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values at December 31, 1998, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value at December 31, 1998 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of the Partnerships' financial instruments at December 31, 1998 were as follows:

                                                   1998
                                   ----------------------------------
                                         CARRYING        ESTIMATED
                                          AMOUNT         FAIR VALUE
                                   ----------------------------------
Financial assets:
 Cash                                    $13,808,145      $13,808,145

Financial liabilities:
 Senior Secured Notes                    $64,370,335      $70,523,643

At December 31, 1998, the carrying values of the Partnerships' cash approximates fair value. The estimated fair value of the Senior Secured Notes were based on the present value of estimated future cash flows using a discount rate based on the risks involved.

MarGasCo utilizes natural gas futures contracts to hedge its financial exposure, pursuant to fixed-price sales commitments, resulting from fluctuations in the price of natural gas. At September 30, 1999, MarGasCo had 148 futures contracts for the purchase of 1,480,000 MMBtus of natural gas. At December 31, 1998, MarGasCo had 150 futures contracts for the purchase of 1,500,000 MMBtus of natural gas. The natural gas futures contracts outstanding as of September 30, 1999 expire at various dates through November 2000 while the natural gas futures contracts outstanding as of December 31, 1998 expire at various dates through April 2000. At September 30, 1999, MarGasCo had deferred gains on its natural gas futures contracts of $528,540. At December 31, 1998, MarGasCo had deferred losses on its natural gas futures contracts of $443,860.

At December 31, 1997, MarGasCo had no outstanding natural gas futures contracts and had not purchased or sold any natural gas futures contracts during the previous year.

13. YEAR 2000 ISSUE - UNAUDITED

The year 2000 issue affects the Partnerships' installed computer systems, software applications and other business and operating systems that have time-sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system failures. The year 2000 issue may also affect the systems and applications of the Partnerships' customers, vendors or affiliates.

The Partnerships have developed a plan to identify and address the year 2000 issue. They have completed an inventory and year 2000 assessment of their principal computer systems, software applications and other business and operating systems. At September

30, 1999, the Partnerships are substantially complete on the remediation phase of their information technology exposures and expect to complete software replacement by the end of 1999. Programs are being replaced with packaged software which is year 2000 compliant; thus, no further compliance testing has been performed. The Partnerships are substantially complete with the remediation phase of their operating equipment. Testing and implementation of affected equipment was completed by July 30, 1999. The Partnerships are using both internal and external sources to identify, correct or reprogram and to test their systems for year 2000 compliance. The Partnerships are also contacting others with whom they conduct business to receive the proper warranties and assurances that those third parties are, or will be, year 2000 compliant.

The Partnerships have incurred between $5,000 and $10,000 to achieve year 2000 compliance. If compliance is not achieved in a timely manner by the Partnerships, their affiliates or any significant third party, the year 2000 issue could have a material adverse effect on the Partnerships' operations. However, the Partnerships are focusing on and addressing all aspects of their operations that may be affected by the year 2000 issue. The Partnerships have contingency plans for certain critical applications which involve, among other actions, manual workarounds and adjusting staffing strategies to mitigate to the extent possible the effects of any year 2000 noncompliance.

14. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. This Statement was effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter; on that date, SFAS No. 133 will require KPC to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other shareholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. The impact of SFAS 133 on KPC's financial statements will depend on a variety of factors, including future interpretative guidance from the FASB, the extent of KPC's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. However, KPC does not believe the effect of adopting SFAS 133 will be material to its financial position.

The FASB issued SFAS No. 137, "Accounting for Derivative and Hedging Activities
- Deferral of the Effective Date of SFAS No. 133". SFAS No. 137 defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. KPC has elected to defer the application of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000 in order to have more time to study and understand this statement.

15. SUBSEQUENT EVENT (UNAUDITED)

As part of the acquisition described in Note 1, KPC is a party to an agreement with Management Resources Group, LLC pursuant to which the parties will cooperate with each other on projects in the vicinity of the KPC system and Management Resources will receive monthly contingent payments in the amount of 50% of KPC's gross revenue in excess of certain agreed to monthly and yearly amounts. KPC has the option to terminate this Agreement by paying Management Resources approximately $10.8 million in cash or publicly traded securities on or before January 31, 2000, in which case the Agreement shall be null and void, or by paying $50 million in cash after such date, after which such agreement will be canceled.

                        MIDCOAST ENERGY RESOURCES, INC.
                           BASIS OF PRESENTATION OF
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


The following unaudited pro forma combined statements of operations of Midcoast Energy Resources, Inc. ("Company") for the nine months ended September 30, 1999 and the year ended December 31, 1998 and the unaudited pro forma combined balance sheet of the Company as of September 30, 1999 ("unaudited pro forma combined financial statements") give effect to the acquisition of the Kansas Pipeline Company ("KPC") under the purchase method of accounting along with the associated bank debt financing.

The unaudited pro forma combined financial statements are based upon the historical financial statements of the Company and the historical combined financial statements of KPC. The unaudited pro forma combined balance sheet as of September 30, 1999 includes the purchase accounting entries made for KPC and was prepared assuming that the acquisition was consummated as of September 30, 1999. The unaudited pro forma combined statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 are presented as if the KPC acquisition occurred on January 1, 1998. Because of the seasonal nature of the operations of KPC, among other factors, the results of the interim periods presented are not necessarily indicative of the results to be expected of an entire year.

The pro forma adjustments and the resulting unaudited pro forma combined financial statements have been prepared based upon available information and certain assumptions and estimates deemed appropriate by the Company. A final determination of required purchase accounting adjustments and the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made for KPC. Accordingly, the purchase accounting adjustments for KPC reflected in the pro forma financial statements are preliminary and have been made solely for purposes of developing such information.

The Company's management believes that the pro forma adjustments and underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the unaudited pro forma combined financial statements presented herein. The unaudited pro forma combined financial statements do not purport to represent what the Company's financial position or results of operations actually would have been had the KPC acquisition occurred on the dates indicated or to project the Company's financial position or results of operations for any future date or period.

                        MIDCOAST ENERGY RESOURCES, INC.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1999
                       (In thousands, except share data)





                                                      HISTORICAL                                   PRO FORMA
                                               -------------------------              -------------------------------------
                                                                                                                COMBINED
                                                COMPANY         KPC                    ADJUSTMENTS             OPERATIONS
                                               ----------   ------------              -------------           -------------
ASSETS
------
CURRENT ASSETS
 Cash and cash equivalents                      $  1,468        $14,165                $(14,165)(a)              $  1,468
 Accounts receivable, net of allowance of
  $104 and $0, respectively                       48,597          6,357                       -                    54,954
 Materials and supplies and other                  1,425            477                       -                     1,902
                                                --------        -------                --------                  --------
  Total current assets                            51,490         20,999                 (14,165)                   58,324
                                                --------        -------                --------                  --------
PROPERTY, PLANT AND EQUIPMENT, at cost
 Natural gas transmission facilities             192,041         92,427                 119,986 (a)               404,454
 Investment in transmission facilities             1,358              -                       -                     1,358
 Natural gas processing facilities                11,115              -                       -                    11,115
 Oil and gas properties, using full-cost
  method of accounting                             1,383              -                       -                     1,383
 Other property and equipment                      6,329              -                       -                     6,329
                                                --------        -------                --------                  --------
                                                 212,226         92,427                 119,986                   424,639
ACCUMULATED DEPRECIATION, DEPLETION AND
  AMORTIZATION                                   (10,578)       (29,789)                      -                   (40,367)
                                                --------        -------                --------                  --------
                                                 201,648         62,638                 119,986                   384,272
OTHER ASSETS, net of amortization                  1,946         13,497                   1,204 (a)                16,647
                                                --------        -------                --------                  --------
  TOTAL ASSETS                                  $255,084        $97,134                $107,025                  $459,243
                                                ========        =======                ========                  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------
CURRENT LIABILITIES
 Accounts payable and accrued liabilities       $ 39,434        $ 3,895                $      -                  $ 43,329
 Current portion of long-term debt
   payable to banks                                  176          4,260                  (4,260)(c)                   176
 Short-term borrowing from banks                  10,243          6,000                  (6,000)(c)                10,243
 Other current liabilities                            27          1,971                  10,750 (d)                12,748
                                                --------        -------                --------                  --------
  Total current liabilities                       49,880         16,126                     490                    66,496
                                                --------        -------                --------                  --------
LONG TERM DEBT PAYABLE TO BANKS                   63,395         58,127                 126,326 (c)               247,848

OTHER LIABILITIES                                  2,078          3,090                       -                     5,168

DEFERRED INCOME TAXES                             11,029              -                       -                    11,029

MINORITY INTEREST IN CONSOLIDATED
  SUBSIDIARIES                                       520            157                    (157)(h)                   520

COMMITMENTS AND CONTINGENCIES                          -              -                       -                         -

SHAREHOLDERS' EQUITY
 Common stock, par value $.01 per share;
  authorized 31,250,000 shares; issued
  10,721,980 shares                                  107              -                       -                       107
 Paid in capital                                 135,544         16,159                 (16,159)(b)               135,544
 Accumulated (deficit) earnings                   (5,094)         3,475                  (3,475)(b)                (5,094)
 Less: Cost of 161,156 treasury shares            (2,375)             -                       -                    (2,375)
                                                --------        -------                --------                  --------
  Total shareholders' equity                     128,182         19,634                 (19,634)                  128,182
                                                --------        -------                --------                  --------
  TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                      $255,084        $97,134                $107,025                  $459,243
                                                ========        =======                ========                  ========

        See notes to unaudited pro forma combined financial statements.

                        MIDCOAST ENERGY RESOURCES, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (In thousands, except per share data)

                                                               HISTORICAL                    PRO FORMA
                                                       -------------------------      ------------------------
                                                                                                      COMBINED
                                                         COMPANY          KPC         ADJUSTMENTS    OPERATIONS
                                                       ----------       --------      -----------    ----------
Operating Revenue                                      $  267,365        $32,044        $     -     $   299,409

Operating Expenses
 Costs of Natural Gas and Transportation Charges          233,782          8,618              -         242,400
 Natural Gas Processing Costs                               8,924              -              -           8,924
 Other Operating, Maintenance and G&A Expense               5,936         10,927         (1,466)(e)      15,397
 Taxes Other than Income Taxes                                  -          1,110              -           1,110
 Depreciation and Amortization                              4,793          3,523          1,907 (f)      10,223
                                                       ----------        -------        -------     -----------
     Total Operating Expense                              253,435         24,178            441         278,054
                                                       ----------        -------        -------     -----------
Operating Income                                           13,930          7,866           (441)         21,355

Interest Expense, Net                                      (3,651)        (4,299)        (6,278)(g)     (14,228)
Minority Interest                                             (28)            (8)             8 (h)         (28)
Other Income (Expense)                                       (115)            50              -             (65)
                                                       ----------        -------        -------     -----------
Income before Tax                                          10,136          3,609         (6,711)          7,034
Federal and State Income Tax                                1,547              -         (1,241)(i)         306
                                                       ----------        -------        -------     -----------
Net Income                                             $    8,589        $ 3,609        $(5,470)    $     6,728
                                                       ==========        =======        =======     ===========
Earnings Per Share
 Basic                                                 $     1.00                                   $      0.78
                                                       ==========                                   ===========
 Diluted                                               $     0.98                                   $      0.76
                                                       ==========                                   ===========
Weighted Average Number of Shares Outstanding
 Basic                                                  8,585,037                                     8,585,037
                                                       ==========                                   ===========
 Diluted                                                8,804,258                                     8,804,258
                                                       ==========                                   ===========

        See notes to unaudited pro forma combined financial statements.

                        MIDCOAST ENERGY RESOURCES, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                     (In thousands, except per share data)


                                                                HISTORICAL                   PRO FORMA
                                                       --------------------------    ---------------------------
                                                                                                       COMBINED
                                                         COMPANY            KPC       ADJUSTMENTS     OPERATIONS
                                                       ----------        --------     -----------     ----------
Operating Revenue                                      $  234,069        $54,146       $      -       $  288,215

Operating Expenses
 Costs of Natural Gas and Transportation Charges          206,950         22,174              -          229,124
 Natural Gas Processing Costs                               4,052              -              -            4,052
 Other Operating, Maintenance and G&A Expense               6,317         10,815         (1,955)(e)       15,177
 Taxes Other than Income Taxes                                  -          1,478              -            1,478
 Depreciation and Amortization                              3,197          4,243          2,543 (f)        9,983
                                                       ----------        -------       --------       ----------
     Total Operating Expense                              220,516         38,710            588          259,814
                                                       ----------        -------       --------       ----------
Operating Income                                           13,553         15,436           (588)          28,401
Interest Expense, Net                                      (3,247)        (6,011)        (8,006)(g)      (17,264)
Minority Interest                                             (58)           (16)            16 (h)          (58)
Other Income (Expense)                                        174             64              -              238
                                                       ----------        -------       --------       ----------
Income before Tax                                          10,422          9,473         (8,578)          11,317

Federal and State Income Tax                                1,309              -            358 (i)        1,667
                                                       ----------        -------       --------       ----------
Net Income                                             $    9,113        $ 9,473       $ (8,936)      $    9,650
                                                       ==========        =======       ========       ==========
Earnings Per Share
 Basic                                                      $1.29                                     $     1.36
                                                       ==========                                     ==========
 Diluted                                                    $1.25                                     $     1.32
                                                       ==========                                     ==========
Weighted Average Number of Shares Outstanding
 Basic                                                  7,074,372                                      7,074,372
                                                       ==========                                     ==========
 Diluted                                                7,298,345                                      7,298,345
                                                       ==========                                     ==========

        See notes to unaudited pro forma combined financial statements.

                        MIDCOAST ENERGY RESOURCES, INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                (In thousands)

(a) Reflects the preliminary allocation of the total purchase price in excess of the net assets acquired to estimated fair value of property, plant and equipment utilizing the purchase method of accounting for the transaction as of September 30, 1999.

     The excess purchase price is calculated as follows:

        Cash paid to KPC                                          $112,695
        Accrued interest on senior notes and other indebtedness      2,167
        Debt issuance costs                                          1,204
                                                                  --------
        Total cash cost                                           $116,066
        Plus: accrual of termination fee                            10,750
        Less: net assets of KPC (net of $14,165 related to
         cash not acquired)                                         (5,626)
                                                                  --------
        Excess of purchase price over net assets acquired         $121,190

        Excess purchase price is allocated as follows:
          Property, plant and equipment                           $119,986
          Debt issuance costs                                        1,204
                                                                  --------
                                                                  $121,190

(b) Represents the elimination of the paid in capital and accumulated earnings of KPC.

(c)  Reflects incremental borrowings totaling $126,326 calculated as follows:

     Cash cost (as discussed in (a) above)                    $116,066
     Refinancing of short term borrowings from banks             6,000
     Refinancing of current portion of long term debt            4,260
                                                              --------
     Total                                                    $126,326

     At closing, the Company repaid the senior secured notes of KPC and incurred a prepayment penalty of $8,747 which will be reflected as an extraordinary charge in the fourth quarter of 1999.

(d) Reflects current liability related to termination fee on the Project Development and MRG Interests Agreement negotiated in connection with the acquisition of KPC.

(e) To reduce general and administrative expenses for the costs related to certain senior management involuntarily terminated in connection with the transaction. The Company's management has made explicit determinations of salary, benefit and other cost reductions resulting from these terminations. Such reductions will have a continuing impact on expenses in future periods. None of the identified terminations or cost reductions will reduce revenues or efficiency of operations.

(f) Represents additional depreciation and amortization expense based on (1) the depreciation expense calculated on a straight-line basis related to the allocation of the excess purchase price to the depreciable assets of KPC using a remaining useful life of 43 years and (2) the deferred financing costs associated with the new credit agreement amortized over a five year period offset by depreciation expense related to leasehold improvements and furniture which were not acquired in the transaction.

(g) Reflects incremental interest expense on new debt associated with the acquisition at a rate of the current three-month LIBOR plus the applicable margin being charged to the Company (8.11%).

(h)  Represents the elimination of the General Partner's Interest.

(i) Represents the tax expense incurred on KPC's income plus the tax effect of the pro forma adjustments computed using a 40% statutory rate (34% federal plus 6% state).

Exhibit

     23.1    Consent of Independent Auditors               28

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                MIDCOAST ENERGY RESOURCES, INC.


Date:  December 2, 1999         By: /s/ Richard A. Robert
                                -------------------------------------
                                Treasurer
                                Principal Financial Officer
                                Principal Accounting Officer

                                       29